EXHIBIT 21


                   SUBSIDIARIES OF MIDAMERICAN ENERGY COMPANY
                             AS OF DECEMBER 31, 1998


                                                       Jurisdiction
Subsidiary                                           of Incorporation
----------                                           ----------------

CBEC Railway Inc.                                          Iowa

MidAmerican Energy Financing I                           Delaware


As of the end of the year covered by this report, MidAmerican Energy Company's remaining subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.